(J)(1)(l)

AMENDMENT

This Amendment is an amendment to the Multi-Broker Supplement to the Custody Agreement Hong Kong - China Connect Service dated January 31, 2017 relating to each separate Portfolio listed on Annex A thereto and The Bank of New York Mellon (the "Supplement").

The date of this Amendment is as of February 1, 2023.

Intending to be legally bound, and acknowledging sufficient consideration with respect to this Amendment, the parties to this Amendment hereby agree as follows:

1.Annex A of the Supplement is hereby amended and restated as set forth in Annex A to this Amendment.

Agreed:

Each Separate Legal Entity Listed on Annex A Hereto

By: /s/ Todd Modic_____________________

Name: Todd Modic

Title: Senior Vice President

The Bank of New York Mellon

By: /s/ Sean Brumble___________________

Name: Sean Brumble

Title: Managing Director

(J)(1)(l)

Annex A

This Annex A, amended and restated effective as of February 1, 2023, is the Annex A to that certain Multi-Broker Supplement to the Custody Agreement Hong Kong - China Connect Service dated as of January 31, 2017 by and between each of the Portfolios listed on this Annex A and The Bank of New York Mellon.

PORTFOLIO	CUSTODY ACCOUNT	SLEEVE (if applicable)
	NUMBER

Voya Asia Pacific High	405906	405907
Dividend Equity Income Fund
Voya Emerging Markets High	405899	405901
Dividend Equity fund
Voya Emerging Markets	472592	N/A
Index Portfolio
Voya Infrastructure,	471153	471149
Industrials and Materials Fund
Voya Multi-Manager	472158	472392
Emerging Markets Equity
Fund
Voya Multi-Manager	472499	472492
International Equity Fund		941468
Voya Multi-Manager	464301	464216
International Small Cap Fund		471162
VY® Invesco Global Portfolio	464508	N/A
VY® JPMorgan Emerging	58096	N/A
Markets Equity Portfolio
Voya VACS Index Series EM	364832
Portfolio (VIM managed)
Voya VACS Series EME	591420	591423
Fund		591437

Note: (1) each entity listed in the Portfolio column is a Client, although with respect to each sleeve listed in the Sleeve column, for purposes of the account structure set forth in paragraph (a) that structure is established with respect to a particular sleeve commensurate with the account structure established under the CA with respect to such sleeve (and the terms China Connect Account and Cash Account have the meanings that correspond to that account structure established under the CA), (2) the provisions of paragraph (q) (including with respect to an HSBC Termination) are intended to apply on a sleeve-by-sleeve basis and (3) a sleeve may be considered to be the investor in China Connect Securities.